Exhibit 99.1

OPPENHEIMER HOLDINGS INC. Settles “Cash Sweep” Litigation

April 24, 2026. New York, NY. Oppenheimer Holdings Inc. (“OPY”) today announced that its principal operating subsidiary, Oppenheimer & Co. Inc. (“Oppenheimer”), reached an agreement to settle the previously disclosed litigation styled Liberty Capital Group, Individually and on Behalf of All Others Similarly Situated v. Oppenheimer Holdings Inc., Oppenheimer & Co. Inc., and Oppenheimer Asset Management Inc., No. 1:25-cv04822-JSR which was filed in the United States District Court for the Southern District of New York in June of 2025 (the “District Court”).

This case is one of approximately 25 cases filed against various financial institutions concerning their “cash sweep” programs pursuant to which idle customer cash was “swept” into a bank demand deposit account that provided insurance from the Federal Deposit Insurance Corporation (“FDIC”), liquidity and access through check-writing.

On December 8, 2025, the District Court issued its decision granting class certification (the “Class”) on plaintiff’s causes of action for breach of contract and other ancillary claims. The case had been placed on an accelerated schedule and was set to begin trial in June of this year and would be decided by a jury. Oppenheimer was one of the last financial institutions to be sued on matters relating to its sweep program, but the first of these cases scheduled to go to trial.

Based on assertions made by the Plaintiff in discovery, the Company expected that the Plaintiff would seek damages in the class action in excess of $440 million. Given the lack of precedent in other cases and the inherent risks of a jury trial where the outcome could be worse than a negotiated settlement, the Company concluded that it was in the best interests of the Company, its employees, stockholders and other stakeholders to enter into an agreement to settle the claims.

The terms of the agreement are set forth in a binding term sheet (“Settlement Term Sheet”) executed by representatives for plaintiff and Oppenheimer. Pursuant to the agreement, Oppenheimer has agreed to pay $70 million in full settlement of the claims asserted in the litigation. The settlement amount would be paid into an escrow account ten business days after receiving preliminary approval by the District Court of the settlement which the Company expects will take up to ninety days. The Settlement Term Sheet provides that the Company will receive a release from any and all claims arising from the facts and circumstances alleged in the litigation. The settlement remains subject to approval by the District Court. The parties have agreed to finalize formal settlement documentation and file a Stipulation of Settlement and motion for preliminary approval with the District Court within 60 days of execution of the Settlement Term Sheet. The settlement contemplates that the resolution of the matter would be without any admission of liability or wrongdoing by the Company.

The period in dispute in the case began in 2022 and the settlement will cover the period up to when the final approval of the District Court is received. The Company believes that during the period under dispute the rates offered to its clients were competitive with those offered by its major competitors. The program was designed for the short-term deposit of client funds in a highly liquid FDIC insured account.

The agreement is subject to the negotiation, execution, and delivery of a definitive settlement agreement and both preliminary and final approval by the District Court. There can be no assurance that a definitive settlement agreement will be executed or that the District Court will approve the proposed settlement on its current or any other terms. If a definitive settlement agreement is executed and District Court approval is obtained, the settlement would resolve all claims asserted against the Company in the litigation.

The reserve for the settlement will significantly impact the Company’s earnings to be reported for the first fiscal quarter of 2026 which the Company expects to release next week. Although the agreement was not reached until after the quarter ended, accounting rules require that the charge be taken in the first quarter. The Company expects that the amount of the settlement will be fully tax deductible.

The Company expects to report earnings on a timely basis on Friday, May 1 and file its Quarterly Report on Form 10-Q for the quarter ended March 31, 2026 with the SEC at or about the same time.

Company Information

Oppenheimer Holdings Inc., through its operating subsidiaries, is a leading middle market investment bank and full service broker-dealer that is engaged in a broad range of activities in the financial services industry, including retail securities brokerage, institutional sales and trading, investment banking (corporate and public finance), equity and fixed income research, market-making, trust services, and investment advisory and asset management services. With roots tracing back to 1881, the Company is headquartered in New York and has 88 retail branch offices in the United States and has institutional businesses located in London, Tel Aviv, and Hong Kong.

Forward-Looking Statements

Certain statements in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. OPY cautions that a number of important factors could cause OPY’s actual future results and other future circumstances to differ materially from those expressed in any forward-looking statements. Such factors include, but are not limited to the factors identified in “Factors Affecting ‘Forward-Looking Statements’” and Part 1A—“Risk Factors” in OPY’s Annual Report on Form 10-K for the year ended December 31, 2025. OPY does not undertake any obligation to release publicly any revisions to forward-looking statements made by it to reflect events or circumstances occurring after the date hereof or the occurrence of unanticipated events.
2